Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TELLIUM, INC.,

ZEBRA ACQUISITION CORP.

AND

ZHONE TECHNOLOGIES, INC.

DATED AS OF JULY 27, 2003

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EXHIBITS

Exhibit A – Form of Zhone Voting Agreement
Exhibit B – Form of Company Voting Agreement
Exhibit C – Form of Certificate of Incorporation of Surviving Corporation
Exhibit D – Form of Bylaws of Surviving Corporation
Exhibit E – Form of Company Representation Letter
Exhibit F – Form of Zhone Representation Letter

ANNEXES

Annex A – Zhone Stockholders Executing Zhone Voting Agreement
Annex B – Company Stockholders Executing Company Voting Agreement
Annex C – Initial Directors of Surviving Corporation
Annex D – Directors of the Company
Annex E – Executives
Annex F – Senior Managers
Annex G – Management Employees

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AGREEMENT AND PLAN OF MERGER, dated as of July 27, 2003 (this “Agreement”), by and among Tellium, Inc., a Delaware corporation (the “Company”), Zebra Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Zhone Technologies, Inc., a Delaware corporation (“Zhone”).

WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Zhone have approved and declared advisable the merger of Merger Sub with and into Zhone (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of the Company and Zhone have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and the Company has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, for federal income tax purposes, the Company, Merger Sub and Zhone intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the stockholders of Zhone set forth on Annex A hereto have executed and delivered to the Company irrevocable proxy and voting agreements (the “Zhone Voting Agreement”), in the form of Exhibit A hereto as an inducement to the Company to enter into this Agreement;

WHEREAS, the stockholders of the Company set forth on Annex B hereto have executed and delivered to Zhone irrevocable proxy and voting agreements (the “Company Voting Agreement”), in the form of Exhibit B hereto as an inducement to Zhone to enter into this Agreement; and

WHEREAS, immediately after the Effective Time, the Company shall be renamed Zhone Technologies, Inc.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

The Merger

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into Zhone. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Zhone shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall be a wholly owned subsidiary of the Company.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place on the first business day after the satisfaction or waiver of the conditions (excluding conditions that,

by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California 94025, unless another place is agreed to in writing by the parties hereto. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Zhone and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Zhone and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-laws. At the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in form and substance substantially the same as Exhibit C hereto and (ii) the By-laws of the Surviving Corporation shall be amended to read in form and substance substantially the same as Exhibit D hereto, in each case until thereafter changed or amended as provided therein or applicable Law.

Section 1.5 Directors and Officers of Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation shall be the persons designated on Annex C hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the persons designated on Annex C hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Section 1.6 Directors; Officers; Change of Company Name. The parties will take all action necessary such that as of the Effective Time (x) the Board of Directors of the Company shall consist of the nine (9) members set forth on Annex D hereto, which annex shall also designate the class of director and the committees to which each such member will initially belong, of whom seven (7) directors have been designated by Zhone (it being understood that Zhone shall have the right to change the persons as set forth on Annex D hereto only with the written consent of the Company) and two (2) directors have been designated by the Company (it being understood that the Company shall have the right to change the persons as set forth on Annex D hereto only with the written consent of Zhone) and (y) the Chief Executive Officer and Chief Financial Officer of Zhone shall become the Chief Executive Officer and Chief Financial Officer of the Company. The parties shall take such action as is necessary to structure the Board of Directors of the Company to satisfy applicable stock exchange and corporate governance requirements. Notwithstanding any other provision hereof to the contrary, the two (2) directors to be designated by the Company shall, in all cases, be “independent directors” in accordance with applicable stock exchange requirements. Immediately after the Effective Time, the

Company shall take, or cause to be taken, all action necessary to amend the Company Certificate (as defined) such that the Company shall be renamed Zhone Technologies, Inc. (the “Name Change”), such Name Change to be effected pursuant to § 253(b) of the DGCL.

Article II

Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Zhone or the holders of any of the following securities:

(a) Conversion Generally.

(i) Each share of common stock, par value $.001 per share, of Zhone (“Zhone Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Zhone Common Stock to be canceled pursuant to Section 2.1(b)), shall be converted, subject to Section 2.2(e), into the right to receive a number of shares of common stock, par value $.001 per share, of the Company (“Company Common Stock”) equal to the Exchange Ratio. All such shares of Zhone Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Company Common Stock into which such Zhone Common Stock was converted in the Merger. Certificates previously representing shares of Zhone Common Stock shall be exchanged for certificates representing whole shares of Company Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Company Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e) hereof.

(ii) Each share of preferred stock, par value $.001 per share, of Zhone (“Zhone Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Zhone Preferred Stock to be canceled pursuant to Section 2.1(b)), shall be converted, subject to Section 2.2(e), into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio. All such shares of Zhone Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Company Common Stock into which such Zhone Preferred Stock was converted in the Merger. Certificates previously representing shares of Zhone Preferred Stock shall be exchanged for certificates representing whole shares of Company Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Company Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e) hereof.

(b) Cancellation of Certain Shares. Each share of Zhone Common Stock or Zhone Preferred Stock held by the Company, Merger Sub, any wholly-owned subsidiary of the Company or Merger Sub, in the treasury of Zhone or by any wholly-owned subsidiary of Zhone immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Change in Shares. The parties acknowledge and agree that the Exchange Ratio assumes that no Reverse Stock Split has occurred prior to the Effective Time. If between the date of this Agreement and the Effective Time the outstanding shares of Zhone Common Stock, Zhone Preferred Stock or Company Common Stock shall have been changed (including as a result of the Reverse Stock Split) into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, the Company shall irrevocably deposit, or shall cause to be deposited, with Computershare Trust Company or another bank or trust company mutually agreed by the Company and Zhone (the “Exchange Agent”), for the benefit of the holders of shares of Zhone Common Stock (including Zhone Common Stock issued upon conversion of Zhone Preferred Stock as contemplated by Section 6.2(e) hereof), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Company Common Stock issuable pursuant to Section 2.1 and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(e) (such certificates for shares of Company Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Zhone Common Stock (including Zhone Common Stock issued upon conversion of Zhone Preferred Stock as contemplated by Section 6.2(e) hereof). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Company Common Stock contemplated to be issued pursuant to Section 2.1 and the cash contemplated to be issued pursuant to Section 2.2(e) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, the Company shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Zhone Common Stock or Zhone Preferred Stock (the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in reasonable and customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock which such holder has the right to receive in respect of the shares of Zhone Common Stock or Zhone Preferred Stock formerly represented by such Certificate (after taking into account all shares of Zhone Common Stock and Zhone Preferred Stock then held by such holder), cash in lieu of fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Zhone Common Stock or Zhone Preferred Stock which is not registered in the transfer records of Zhone, a certificate representing the proper number of shares of Company Common Stock may be issued to a transferee if the Certificate representing such shares of Zhone Common Stock or Zhone Preferred Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory that any applicable stock transfer taxes, if any, have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Company Common Stock, cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares of Company Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d) Further Rights in Zhone Common Stock or Zhone Preferred Stock. All shares of Company Common Stock issued upon conversion of the shares of Zhone Common Stock and Zhone Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Zhone Common Stock and Zhone Preferred Stock.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Company Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of the Company. In lieu of any fractional shares of Company Common Stock that would otherwise be issued, each stockholder that would have been entitled to receive a fractional share of Company Common Stock shall, upon proper surrender of the Certificates, receive a cash payment equal to such fraction multiplied by the average closing price of one share of Company Common Stock as reported on the NASDAQ SmallCap Market (or the NASDAQ National Market if the shares are so listed) for the five trading days ending on and including the second trading day preceding the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Zhone Common Stock or Zhone Preferred Stock for six months after the Effective Time shall be delivered to the Company upon demand, and any holders of Zhone Common Stock or Zhone Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to the Company for the shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Company Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(g) No Liability. None of Zhone, the Surviving Corporation or the Company shall be liable to any holder of shares of Zhone Common Stock or Zhone Preferred Stock for any such shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Company, the posting by such person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(i) Withholding. The Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Zhone Common Stock or Zhone Preferred Stock such amounts as the Company or the Exchange Agent are required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Zhone Common Stock or Zhone Preferred Stock in respect of whom such deduction and withholding was made by the Company or the Exchange Agent.

Section 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Zhone Common Stock and Zhone Preferred Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL or, if applicable, Chapter 13 of the California Corporations Code, shall not be converted into a right to receive shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder’s right to appraisal. If, after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder’s right to appraisal, such shares of Zhone Common Stock or Zhone Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive such consideration. Zhone shall give the Company prompt notice of any demands received by Zhone for appraisal of shares of Zhone Common Stock and Zhone Preferred Stock. Zhone shall not settle, make any payments with respect to, or offer to settle, any claim with respect to dissenting shares without the consent of the Company.

Section 2.4 Stock Options. At the Effective Time, all unexercised and unexpired options to purchase Zhone Common Stock (“Zhone Options”) then outstanding, under any stock option plan of Zhone or any other plan, agreement or arrangement (the “Zhone Stock Option Plans”), whether or not then exercisable, will be assumed by the Company. Each Zhone Option so assumed by the Company under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Zhone Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that (i) each Zhone Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Company Common Stock equal to the product of the number of shares of Zhone Common Stock that were issuable upon exercise of such Zhone Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Company Common Stock and (ii) the per share exercise price for the shares of Company Common Stock issuable upon exercise of such Zhone Option assumed, will be equal to the quotient determined by dividing the exercise price per share of Zhone Common Stock at which such Zhone Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. The conversion of any Zhone Options which are incentive stock options within the meaning of Section 422 of the Code, into options to purchase Company Common Stock shall be made so as not to constitute a “modification” of such Zhone Options within the meaning of Section 424 of the Code. A Zhone Employee’s continuous employment with Zhone or its Subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Zhone Options after the Effective Time.

Section 2.5 Warrants

(a) At the Effective Time, each warrant to purchase shares of Zhone Common Stock (a “Zhone Warrant”) which is outstanding immediately prior thereto shall, in accordance with the terms thereof, cease to represent a right to acquire shares of Zhone Common Stock and automatically shall be converted, at the Effective Time, without any action on the part of the holder thereof, into a warrant to purchase Company Common Stock (as so converted, a “Zhone Converted Warrant”). Each Zhone Converted Warrant shall continue to have, and be subject to, the same terms and conditions as set forth in any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Zhone Converted Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Company Common Stock equal to the product of the number of shares that were issuable upon exercise of such Zhone Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Company Common Stock, and (ii) the per share exercise price for the shares of Company Common Stock issuable upon exercise of such Zhone Converted Warrant shall be equal to the quotient determined by dividing the exercise price per share of Zhone Common Stock at which such Zhone Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent.

(b) At the Effective Time, if still outstanding, the warrants to purchase shares of Zhone Preferred Stock held by Silicon Valley Bank and Woodruff-Sawyer & Co. and any other warrant to purchase shares of Zhone Preferred Stock (each, a “Zhone Preferred Warrant”) shall, in accordance with the terms thereof, cease to represent a right to acquire shares of Zhone Preferred Stock and automatically shall be converted, at the Effective Time, without any action on the part of the holder thereof, into a warrant to purchase Company Common Stock (as so converted, a “Zhone Preferred Converted Warrant”). Each Zhone Preferred Converted Warrant shall continue to have, and be subject to, the same terms and conditions as set forth in the agreement thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Zhone Preferred Converted Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Company Common Stock equal to the product of the number of shares that were issuable upon exercise of such Zhone Preferred Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Company Common Stock, and (ii) the per share exercise price for the shares of Company Common Stock issuable upon exercise of such Zhone Preferred Converted Warrant shall be equal to the quotient determined by dividing the exercise price per share of Zhone Preferred Stock at which such Zhone Preferred Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent.

Section 2.6 Restricted Stock. If any shares of Zhone Common Stock, Zhone Preferred Stock or Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased upon any termination of the stockholders’ employment, directorship or other relationship with Zhone or the Company, as the case may be (and/or any Subsidiary of Zhone or the Company), under the terms of any agreement with Zhone or the Company (and/or any Subsidiary of Zhone or the Company), as applicable, that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then (i) with respect to such shares of Zhone Common Stock or Zhone Preferred Stock, the shares of Company Common Stock issued upon the conversion of such shares in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Company Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions and (ii) with respect to such shares of Company Common Stock, such shares will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time.

Article III

Representations and Warranties of the Company and Merger Sub

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Disclosure Schedule shall be considered disclosed for other sections of the Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section) delivered by the Company to Zhone prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company and Merger Sub hereby jointly and severally represent and warrant to Zhone as follows:

Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Except as set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries holds an Equity Interest in any other person.

Section 3.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate”) and Amended and Restated By-laws (the “Company By-laws”) that are listed as exhibits to the Company’s Form 10-K for the year ended December 31, 2002 (the “Company Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. True and complete copies of all minute books of the Company have been made available by the Company to Zhone.

Section 3.3 Capitalization

(a) The authorized capital stock of the Company consists of 900,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $.001 per share (the “Company Preferred Stock”). As of July 23, 2003, (A) 111,871,592 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 7,408,295 shares of Company Common Stock were held in the treasury of the Company or by its Subsidiaries, and (C) 20,364,139 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Company Common Stock (“Company Options”) outstanding on such date. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding. All capital stock or other equity securities of the Company have been issued in compliance with applicable federal and state securities laws.

(b) Except for Company Options to purchase not more than 20,364,139 shares of Company Common Stock and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, as of July 23, 2003, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Since January 1, 2003, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Schedule. The Company has provided Zhone with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the applicable stock option plan of the Company or any other plan, agreement or arrangement (the “Company Stock Plans”), the number of Company Options outstanding at each such price and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) Except for the Company Voting Agreement and as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d) The Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholder rights plan.

(e) None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Company Options, except for those Company Options set forth in Section 3.3(e) of the Company Disclosure Schedule and as provided in the Severance Plan.

Section 3.4 Authority.

(a) Each of the Company and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and Merger Sub and the consummation by the Company and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 3.20. This Agreement has been duly authorized and validly executed and delivered by each of the Company and Merger Sub and constitutes a legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of the Company and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of the Company (the “Company Board”), by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger), and (iii) resolved to recommend (subject to Section 5.4(a)) that the stockholders of the Company vote for approval of the issuance of Company Common Stock to be issued pursuant to the Merger as required by NASD Rule 4350(i)(B). The Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.

(c) Merger Sub’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company, as Merger Sub’s sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) recommended that the Company approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, (A) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (B) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act, the rules and regulations of the NASDAQ SmallCap Market and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.6 Permits; Compliance With Law. The Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each of its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. None of the

Company or any of its Subsidiaries is in conflict with, or in default or violation of, (x) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (y) any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2000 (collectively, the “Company SEC Filings”). Each Company SEC Filing (A) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or will be made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was, or will be, prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect). The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2003 included in the Company Form 10-Q for the quarter ended March 31, 2003, including the notes thereto, none of the Company or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business since March 31, 2003 that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Each required form, report and document containing financial statements that the Company has filed with or furnished to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or furnished by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act or the Exchange Act (collectively, the

“Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. The Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act.

(e) Section 3.7(e) of the Company Disclosure Schedule lists all accounts receivable of the Company and its Subsidiaries in an amount in excess of $500,000 as of the date hereof. Such receivables represent bona fide claims of the Company and/or its Subsidiaries for services performed or other charges or valid consideration arising prior to the date hereof and require no additional performance by the Company or its Subsidiaries. Such receivables are not subject to any defense, set-off or counterclaim and are fully collectible in the ordinary course of business.

Section 3.8 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Zhone a true and complete copy of a letter agreement between the Company and the Company Financial Advisor regarding any payments pursuant to which such firm would be entitled as a result of the Merger or any other transaction contemplated by this Agreement or any future transactions undertaken by the Company.

Section 3.9 Absence of Certain Changes or Events. Since March 31, 2003, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (B) any action taken by the Company or any of its Subsidiaries during the period from March 31, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any

ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company, nor to the knowledge of the Company, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Company Benefit Plan, the Company has delivered to Zhone true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the IRS with respect to such Company Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (G) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c) Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule: (A) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that has adversely affected or could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (L) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

(d) Except as set forth on Section 3.10(d) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) None of the Company or any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

Section 3.11 Labor and Other Employment Matters.

(a) The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of the Company or any of its Subsidiaries. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) The Company has identified in Section 3.11(b) of the Company Disclosure Schedule and has made available to Zhone true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (B) all severance programs and policies of the Company and each of its Subsidiaries with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries or affiliates from the Company or any of its Subsidiaries or affiliates under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 3.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

Section 3.12 Tax Treatment. None of the Company, any of its Subsidiaries or any of the Company’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.13 Contracts. Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 3.13 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or which restricts the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiaries may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each Contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

Section 3.14 Litigation. Except as and to the extent disclosed in the Company SEC Filings, including the notes thereto, filed prior to the date of this Agreement or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is obligated to indemnify a third party and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

Section 3.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) The Company and each of its Subsidiaries (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

(b) None of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of the Company or any of its Subsidiaries (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d) None of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that may (A) interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or any of its Subsidiaries based on or related to any Environmental Law.

Section 3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof (“Company Material Intellectual Property”). Except as set forth in Section 3.16 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Company Material Intellectual Property has been made by a third party and no such Company Material Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to the Company or any of its Subsidiaries that the use of any Company Material Intellectual Property by the Company, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Material Intellectual Property; (D) the Company has the right to require the inventor or author of any Company Material Intellectual Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership, including all right, title and interest in and to (including any moral rights), to the Company of the application and of the registration once it issues; (E) the Company has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Company Material Intellectual Property, and has no knowledge that any employee or former employee of the Company has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Material Intellectual Property; (F) the Company has taken all reasonable action to maintain and protect each item of Company Material Intellectual Property; and (G) to its knowledge, the Company has the right to use all of the Company Material Intellectual Property in all jurisdictions in which the Company currently conducts business.

Section 3.17 Taxes.

(a) The Company and each its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the dates of the most recent financial statements contained in the Company SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to any of the Company and the its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of any of the Company or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and the Company and its Subsidiaries have not received notification in writing that any such audit or other proceeding is pending, and (iii) neither the Company nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) There are no Tax liens upon any property or assets of the Company or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and (iii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) None of the Company or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.

(g) No claim has ever been made in writing by an authority in a jurisdiction where any of the Company and any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) None of the Company or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.

(i) None of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Sections 355 or 361 of the Code is applicable, in whole or in part.

(k) The Company and its Subsidiaries have made available to Zhone correct and complete copies of all federal Tax Returns since January 1, 1999.

Section 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by the Company and each of its Subsidiaries, copies of which have previously been made available to Zhone. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company or any of its Subsidiaries.

Section 3.19 Opinion of Financial Advisor. Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”) has delivered to the Company Board its written opinion substantially to the effect that the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock. The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by the Company Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Joint Proxy/Prospectus.

Section 3.20 Vote Required. The affirmative vote of a majority of the total votes cast by the holders of Company Common Stock in favor of the approval of the issuance of the shares of Company Common Stock pursuant to the Merger is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Company Stockholder Approval”).

Section 3.21 Ownership of Merger Sub; No Prior Activities. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly-owned subsidiary of the Company. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

Article IV

Representations and Warranties of Zhone

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Disclosure Schedule shall be considered disclosed for other sections of the Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section) delivered by Zhone to the Company prior to the execution of this Agreement (the “Zhone Disclosure Schedule”), Zhone hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Zhone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Zhone has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Zhone and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Zhone and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.1 of the Zhone Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Zhone. Except as set forth in Section 4.1 of the Zhone Disclosure Schedule, none of Zhone or any of its Subsidiaries holds an Equity Interest in any other person.

Section 4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Zhone’s Fifth Amended and Restated Certificate of Incorporation (the “Zhone Certificate”) and Amended and Restated By-laws (the “Zhone By-laws”) that are listed as exhibits to Zhone’s Registration Statement on Form 10 filed with the SEC on April 30, 2003, as amended on July 25, 2003 (as amended, the “Zhone Form 10”) are complete and correct copies thereof as in effect on the date hereof. Zhone is not in violation of any of the provisions of the Zhone Certificate or the Zhone By-laws. True and complete copies of all minute books of Zhone have been made available by Zhone to the Company.

Section 4.3 Capitalization

(a) The authorized capital stock of Zhone consists of 135,000,000 shares of Zhone Common Stock and 113,500,000 shares of Preferred Stock (of which 62,500,000 shares are designated as Series AA Preferred Stock and 51,000,000 shares are designated as Series B Preferred Stock). As of July 23, 2003, (A) 15,614,922 shares of Zhone Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Zhone Common Stock were held in the treasury of Zhone or by its Subsidiaries, (C) 5,857,578 shares of Zhone Common Stock were issuable (and such number was reserved for issuance) upon exercise of outstanding Zhone Options, (D) 62,500,000 shares of Series AA Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, and are, as of the date hereof, convertible into 62,500,000 shares of Zhone Common Stock and (E) 20,469,338 shares of Series B Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, and are, as of the date hereof, convertible into 20,469,338 shares of Zhone Common Stock. All capital stock or other equity securities of Zhone have been issued in compliance with applicable federal and state securities laws.

(b) Except for Zhone Options to purchase not more than 5,857,578 shares of Zhone Common Stock, the Zhone Warrants to purchase 27,500 shares of Zhone Common Stock and the Zhone Preferred Warrants to purchase 143,614 shares of Zhone Preferred Stock and arrangements and agreements set forth in this Section 4.3 or Section 4.3 of the Zhone Disclosure Schedule, as of July 23, 2003, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which Zhone or any of its Subsidiaries is a party or by which Zhone or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Zhone or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Zhone or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Zhone or any of its Subsidiaries. Since January 1, 2003, Zhone has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 4.3 or Section 4.3 of the Zhone Disclosure Schedule. Zhone has previously provided the Company with a true and complete list, as of the date hereof, of the prices at which outstanding Zhone Options may be exercised under the Zhone Stock Option Plans, the number of Zhone Options outstanding at each such price and the vesting schedule of the Zhone Options. All shares of Zhone Common Stock subject to issuance under the Zhone

Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) Except for the Zhone Voting Agreement and as set forth in Section 4.3 of the Zhone Disclosure Schedule, there are no outstanding contractual obligations of Zhone or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Zhone Common Stock or any capital stock of, or other Equity Interests in, Zhone or any of its Subsidiaries. Except as set forth in Section 4.3 of the Zhone Disclosure Schedule, each outstanding share of capital stock of each Subsidiary of Zhone is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Zhone or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Zhone’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Zhone or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by Zhone of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d) Zhone does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Zhone on any matter. Zhone has not adopted a stockholders rights plan.

(e) None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Zhone Options, except for those Zhone Options set forth in Section 4.3(e) of the Zhone Disclosure Schedule.

Section 4.4 Authority.

(a) Zhone has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Zhone and the consummation by Zhone of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Zhone and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 4.20. This Agreement has been duly authorized and validly executed and delivered by Zhone and constitutes a legal, valid and binding obligation of Zhone, enforceable against Zhone in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of Zhone (the “Zhone Board”), by resolutions duly adopted by unanimous vote of the directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Zhone Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of Zhone and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved to recommend (subject to Section 5.4(b)) that the stockholders of Zhone adopt this Agreement and vote for the approval of the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by Zhone’s stockholders in accordance with this Agreement. The Zhone Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 DGCL.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Zhone does not, and the performance of this Agreement by Zhone will not, (A) (assuming the Zhone Stockholder Approval is obtained) conflict with or violate any provision of the Zhone Certificate or Zhone By-laws or any equivalent organizational documents of any of its Subsidiaries, (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Zhone or any of its Subsidiaries or by which any property or asset of Zhone or any of its Subsidiaries is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Zhone or any of its Subsidiaries pursuant to, any Contract, Zhone Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Zhone does not, and the performance of this Agreement by Zhone will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act, the rules and regulations of the NASDAQ SmallCap Market and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.6 Permits; Compliance With Law. Zhone and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Zhone and each of its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Zhone Form 10 and substantially as it is being conducted as of the date hereof (the “Zhone Permits”), and all such Zhone Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Zhone Permits would not, individually or in the aggregate, have a Material Adverse Effect. None of Zhone or any of its Subsidiaries is in conflict with, or in default or violation of, (x) any Law applicable to Zhone or any of its Subsidiaries or by which any property or asset of Zhone or any of its Subsidiaries is bound or affected or (y) any Zhone Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) Zhone has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2000 (collectively, the “Zhone SEC Filings”). Each Zhone SEC Filing (A) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

(b) The audited consolidated financial statements (including the notes thereto) contained in the Zhone Form 10 were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly the consolidated financial position, results of operations and cash flows of Zhone and the consolidated Subsidiaries of Zhone as of the respective dates thereof and for the respective periods indicated therein. The books and records of Zhone and each of its Subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(c) The unaudited consolidated financial statements of Zhone for the three and six month periods ended June 30, 2003 attached as Section 4.7(c) of the Zhone Disclosure Schedule (the “Zhone Unaudited Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except that the Zhone Unaudited Financial Statements may not contain all of the notes required by GAAP), and present fairly the consolidated financial position, results of operations and cash flows of Zhone and the consolidated Subsidiaries of Zhone as of June 30, 2003 (subject to normal year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect).

(d) Except as and to the extent set forth on the consolidated balance sheet of Zhone and its consolidated Subsidiaries included in the Zhone Unaudited Financial Statements, none of Zhone or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with

GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business since June 30, 2003 that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Zhone’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Zhone to comply with, and the appropriate officers of Zhone to make all certifications required under, the Sarbanes-Oxley Act.

Section 4.8 Brokers. No broker, finder or investment banker (other than the Zhone Financial Advisor or as set forth in Section 4.8 of the Zhone Disclosure Schedule) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Zhone or any of its Subsidiaries. Zhone has heretofore made available to the Company a true and complete copy of all agreements between Zhone and the Zhone Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement.

Section 4.9 Absence of Certain Changes or Events. Since June 30, 2003, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Zhone Disclosure Schedule, Zhone and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (B) any action taken by Zhone or any of its Subsidiaries during the period from June 30, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Zhone Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Zhone or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by Zhone or any ERISA Affiliate, or under which Zhone or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Zhone Benefit Plan”). Neither Zhone, nor to the knowledge of Zhone, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Zhone Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Zhone Benefit Plan, Zhone has delivered to the Company true, correct and complete copies of (A) each Zhone Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the IRS with respect to such Zhone Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Zhone Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Zhone Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Zhone Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Zhone Benefit Plan, and (G) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b) Each Zhone Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Zhone Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed in the Zhone Form 10. With respect to the Zhone Benefit Plans, no event has occurred and, to the knowledge of Zhone, there exists no condition or set of circumstances in connection with which Zhone could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Zhone Benefit Plans, ERISA, the Code or any other applicable Law.

(c) Except as disclosed in Section 4.10(c) of the Zhone Disclosure Schedule: (A) each Zhone Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Zhone Benefit Plan has not yet expired, and each trust established in connection with any Zhone Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Zhone’s knowledge no fact or event has occurred that has adversely affected or could adversely affect the qualified status of any such Zhone Benefit Plan or the exempt status of any such trust, (B) to Zhone’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Zhone Benefit Plan that could result in liability to Zhone or an ERISA Affiliate, (C) each Zhone Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Zhone Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed in the Zhone Form 10), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Zhone is threatened, against or with respect to any such Zhone Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) no Zhone Benefit Plan is a Multiemployer Plan or other pension plan subject to Title IV of ERISA and none of Zhone or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by Zhone or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Zhone or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of Zhone or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither Zhone nor any ERISA Affiliate has any liability under ERISA Section 502, (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Zhone Benefit Plan are deductible under Code sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (L) no excise tax could be imposed upon Zhone under Chapter 43 of the Code.

(d) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of Zhone or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e) Except as required by Law, no Zhone Benefit Plan provides any of the following retiree or post-employment benefits to any person medical, disability or life insurance benefits. No Zhone Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Zhone and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) None of Zhone or any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

Section 4.11 Labor and Other Employment Matters.

(a) Zhone and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 4.11(a) of the Zhone Disclosure Schedule, none of Zhone or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Zhone or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Zhone or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against Zhone or any of its Subsidiaries pending or, to the knowledge of Zhone, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of Zhone or any of its Subsidiaries. Zhone has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act. To Zhone’s knowledge, no employee of Zhone or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Zhone or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) Zhone has identified in Section 4.11(b) of the Zhone Disclosure Schedule and has made available to the Company true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to Zhone or any of its Subsidiaries, (B) all severance programs and policies of Zhone and each of its Subsidiaries with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of Zhone and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 4.11(b) of the Zhone Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Zhone or any of its Subsidiaries or affiliates from Zhone or any of its Subsidiaries or affiliates under any Zhone Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Zhone Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 4.11(b) of the Zhone Disclosure Schedule or any agreement incorporating change in control provisions with Zhone has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of Zhone under such agreement.

Section 4.12 Tax Treatment. None of Zhone, any of its Subsidiaries or any of Zhone’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Zhone is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.13 Contracts. Except as filed as exhibits to the Zhone Form 10, or as disclosed in Section 4.13 of the Zhone Disclosure Schedule, none of Zhone or any of its Subsidiaries is a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Zhone or any of its Subsidiaries, or which restricts the conduct of any line of business by Zhone or any of its Subsidiaries or any geographic area in which Zhone or any of its Subsidiaries may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each Contract of the type described in this Section 4.13, whether or not set forth in

Section 4.13 of the Zhone Disclosure Schedule, is referred to herein as a “Zhone Material Contract.” Each Zhone Material Contract is valid and binding on Zhone and each of its Subsidiaries party thereto and, to Zhone’s knowledge, each other party thereto, and in full force and effect, and Zhone and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Zhone Material Contract and, to Zhone’s knowledge, each other party to each Zhone Material Contract has in all respects performed all obligations required to be performed by it under such Zhone Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. None of Zhone or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Zhone Material Contract.

Section 4.14 Litigation. Except as and to the extent disclosed in the Zhone Form 10, including the notes thereto, or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Zhone, threatened in writing against Zhone or any of its Subsidiaries or for which Zhone or any of its Subsidiaries is obligated to indemnify a third party and (b) neither Zhone nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Zhone, threatened in writing against Zhone or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

Section 4.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) Zhone and each of its Subsidiaries (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

(b) None of Zhone or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Zhone or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of Zhone or any of its Subsidiaries (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of Zhone, threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d) None of the real property owned or leased by Zhone or any of its Subsidiaries is listed or, to the knowledge of Zhone, proposed for listing on the “National

Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of Zhone, there are no past or present conditions, circumstances, or facts that may (A) interfere with or prevent continued compliance by Zhone or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving Zhone or any of its Subsidiaries based on or related to any Environmental Law.

Section 4.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Zhone owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of Zhone and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof (“Zhone Material Intellectual Property”). Except as set forth in Section 4.16 of the Zhone Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Zhone Material Intellectual Property has been made by a third party and no such Zhone Material Intellectual Property is the subject of any pending or, to Zhone’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to Zhone or any of its Subsidiaries that the use of any Zhone Material Intellectual Property by Zhone, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Zhone, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by Zhone and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Zhone Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Zhone Material Intellectual Property; (D) Zhone has the right to require the inventor or author of any Zhone Material Intellectual Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership, including all right, title and interest in and to (including any moral rights), to Zhone of the application and of the registration once it issues; (E) Zhone has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Zhone Intellectual Property, and has no knowledge that any employee or former employee of Zhone has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Zhone Material Intellectual Property; (F) Zhone has taken all reasonable action to maintain and protect each item of Zhone Material Intellectual Property; and (G) to its knowledge, Zhone has the right to use all of the Zhone Material Intellectual Property in all jurisdictions in which Zhone currently conducts business.

Section 4.17 Taxes.

(a) Zhone and each of its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of Zhone and its Subsidiaries (i) did not, as of the dates of the most recent financial statements contained in the Zhone Form 10, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Zhone and its Subsidiaries in filing their Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to any of Zhone and the its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of any of Zhone or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and Zhone and its Subsidiaries have not received notification in writing that any such audit or other proceeding is pending, and (iii) neither Zhone nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) There are no Tax liens upon any property or assets of Zhone or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and (iii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Each of Zhone and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) None of Zhone or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.

(g) No claim has ever been made in writing by an authority in a jurisdiction where any of Zhone and any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) None of Zhone or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which Zhone is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.

(i) None of Zhone or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) None of Zhone or any of its Subsidiaries has been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Sections 355 or 361 of the Code is applicable, in whole or in part.

(k) Zhone and its Subsidiaries have made available to the Company correct and complete copies of all federal Tax Returns since the date of Zhone’s formation.

Section 4.18 Insurance. Section 4.18 of the Zhone Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by Zhone and each of its Subsidiaries, copies of which have previously been made available to the Company. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised Zhone or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against Zhone or any of its Subsidiaries.

Section 4.19 Opinion of Financial Advisor. Credit Suisse First Boston LLC (the “Zhone Financial Advisor”) has delivered to the Zhone Board its opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Zhone Common Stock (including holders of Zhone Common Stock who have converted shares of Zhone Preferred Stock into shares of Zhone Common Stock), other than affiliates of Zhone. Zhone has been authorized by the Zhone Financial Advisor to permit, subject to prior review and consent by the Zhone Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Joint Proxy/Prospectus.

Section 4.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Zhone Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Zhone Preferred Stock (with all series of Zhone Preferred Stock voting together on an as-converted basis) are the only votes of the holders of any class or series of capital stock or other Equity Securities of Zhone necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Zhone Stockholder Approval”).

Section 4.21 Warrants. Zhone has made available to the Company true, accurate and complete copies of the Zhone Warrants and the Zhone Preferred Warrants.

Article V

Covenants

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Zhone shall otherwise agree in writing, the Company will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Zhone (which consent shall not be unreasonably withheld if requested with respect to Section 5.1(o) hereof):

(a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents (except, as applicable, as contemplated by the Name Change and the Reverse Stock Split);

(b) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except pursuant to existing Contracts or commitments, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than pursuant to the Reverse Stock Split);

(e) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of the Company) for borrowed money, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(e);

(f) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11(b) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(g) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h) make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

(i) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j) make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k) take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(n) terminate, cancel or request any change in, rescind, revoke or otherwise alter in any way, or agree to do any of the foregoing with respect to, the Severance Plan;

(o) other than as is set forth on the Company’s operating budget set forth in Section 5.1(o) of the Company Disclosure Schedule, make any expenditures or cash disbursements, or agree to or commit to make any expenditures or cash disbursements, in excess of $1,000,000 in the aggregate; or

(p) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 Conduct of Business by Zhone Pending the Closing. Zhone agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Zhone Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless the Company shall otherwise agree in writing, Zhone will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Zhone Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Zhone shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company:

(a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, Zhone or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Zhone or any of its Subsidiaries including, without limitation, pursuant to that certain Secured Note and Warrant Purchase Agreement, dated as of February 12, 2003, between Zhone and the purchasers listed on the schedules thereto (the “Secured Note Agreement”), other than (x) the issuance of Zhone Common Stock upon the exercise of Zhone Options outstanding as of the date hereof in accordance with their terms or upon the conversion of Zhone Preferred Stock or other convertible securities of Zhone, (y) the grant of up to 2,776,364 Zhone Options in the ordinary course of business consistent with past practice, provided such Zhone Options are subject to customary vesting and have an exercise price equal to the fair market value of the Zhone Common Stock or (z) the issuance of Zhone Preferred Stock upon the exercise of the Zhone Preferred Warrants or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of Zhone or any of its Subsidiaries, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of Zhone to Zhone or to any other wholly-owned Subsidiary of Zhone) or enter into any agreement with respect to the voting of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

(e) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $250,000, or in the aggregate, not in excess of $500,000 for Zhone and its Subsidiaries taken as a whole (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of Zhone) for borrowed money, including under the Secured Note Agreement, except for indebtedness for borrowed money incurred in the ordinary course of business or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $10,000,000 for Zhone and its Subsidiaries taken as a whole, (C) terminate, cancel or request any material change in, or agree to any material change in, any Zhone Material Contract other than in the ordinary course of business consistent with past practice, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.2(e);

(f) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 4.11(b) of the Zhone Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Zhone or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Zhone Benefit Plan;

(g) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h) make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

(i) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j) make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k) take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Zhone is a party;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(n) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.3 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement Zhone and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholders’ Meeting and the Zhone Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and the Company shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”; the prospectus contained in the Registration Statement together with the Proxy Statement, the “Joint Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Company Common Stock to be issued to the stockholders of Zhone in the Merger. Any tax opinion required to be filed with the Proxy Statement, Registration Statement, or Joint Proxy/Prospectus shall be prepared by tax counsel to Zhone. Each of Zhone and the Company shall use commercially reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, the Company shall use commercially reasonable best efforts to take all or any action reasonably required under any applicable federal or state securities Laws in connection with the issuance of shares of Company Common Stock in the Merger. Each of Zhone and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company and Zhone shall mail the Joint Proxy/Prospectus to their respective stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy/Prospectus in light of the date set for the Company Stockholders’ Meeting and the Zhone Stockholders’ Meeting. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company or Zhone, and no filing of, or amendment or supplement to, the Registration Statement shall be made by the Company, in each case, without the prior written consent of the other party, such consent not to be unreasonably withheld. Zhone and the Company each shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) The information supplied by the Company and Zhone for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Zhone, (iv) the time of the Company Stockholders’ Meeting, and (v) the time of the Zhone Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or Zhone, or any of their respective Subsidiaries, or their respective officers or directors, is discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other party. All documents that either the Company or Zhone is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 5.4 Stockholders’ Meetings.

(a) The Company shall duly call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Company Stockholder Approval. In connection with the Company Stockholders’ Meeting and the transactions contemplated hereby, the Company will (i) subject to applicable Law, use its commercially reasonable best efforts to obtain the approvals by its stockholders of the matters that are subject to Company Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders’ Meeting. Subject to Section 5.6, the Company Board shall recommend approval of the issuance by the Company of the shares of Company Common Stock issuable pursuant to this Agreement by the stockholders of the Company (the “Company Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation.

(b) Zhone shall duly call and hold a meeting of its stockholders (the “Zhone Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Zhone Stockholder Approval. In connection with the Zhone Stockholders’ Meeting and the transactions contemplated hereby, Zhone will (i) subject to applicable Law, use its commercially reasonable best efforts to obtain the necessary approvals by its stockholders of the matters that are subject to Zhone Stockholder Approval and (ii) otherwise comply with all legal requirements applicable to the Zhone Stockholders’ Meeting. Subject to Section 5.6, the Zhone Board shall recommend approval of this Agreement and the Merger by the stockholders of Zhone (the “Zhone Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation.

Section 5.5 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Zhone or any of their respective Subsidiaries is a party (which such person shall use commercially reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company and Zhone shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to (a) provide to the other party and its respective Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.5 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or the conditions to the obligations to consummate the Merger. With respect to the information disclosed pursuant to this Section 5.5, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Mutual Nondisclosure Agreement dated May 27, 2003, previously executed by the Company and Zhone (as modified with respect to the provisions relating to confidentiality by the Exclusivity Agreement, the “Confidentiality Agreement”). Notwithstanding anything in the foregoing, or anything else contained in this Agreement or anything in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound to the contrary, upon the earlier to occur of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of the public announcement of the Merger, or (iii) the date of the execution of this Agreement each party (and any employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the parties relating to such tax treatment and tax structure. For this purpose, “Tax Structure” means any facts that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction, and all other terms in the preceding sentence shall have the meanings ascribed to them in Treasury Regulations Section 1.6011-4.

Section 5.6 No Solicitation of Transactions.

(a) Each of the Company and Zhone agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly: (i) encourage, initiate, solicit or take any other action designed to, or which could reasonably be expected to, facilitate an Acquisition Proposal or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to notify such person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to it, or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby; provided, that so long as there has been no breach of this Section 5.6(a), prior to obtaining the approval of the Company’s stockholders at the Company Stockholders’ Meeting contemplated by Section 5.4(a) the Company may, or in the case of Zhone, prior to obtaining the approval of Zhone’s stockholders at the Zhone Stockholders’ Meeting contemplated by Section 5.4(b), Zhone may, in response to a written Acquisition Proposal that was not solicited after the date hereof and otherwise in compliance with the obligations under Section 5.6(c), participate in discussions or negotiations with, request clarifications from, or furnish information to, any person which makes such Acquisition Proposal if (x) such action is taken subject to a confidentiality agreement containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, such party agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (y) the Company Board or Zhone Board, as applicable, reasonably determines in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal is a Superior Proposal and (z) the Company Board or Zhone Board, as applicable, reasonably determines in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of fiduciary duties under applicable Law. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 5.6(a) by any Representative of a party or any of its Subsidiaries, whether or not such person is purporting to act on behalf of a party, shall constitute a breach of this Section 5.6(a). Each of the Company and Zhone shall immediately terminate, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal.

(b) Neither Company Board or Zhone Board nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to the other party hereto, the Company Recommendation or the Zhone Recommendation, as the case may be or (ii) resolve to do any of the foregoing; provided, that the Company Board and Zhone Board may withdraw, modify or amend the Company Recommendation or Zhone Recommendation, as applicable, prior to obtaining the approval of its stockholders as contemplated by Section 5.4 if, following receipt of a Superior Proposal (x) such party has complied with its obligations under this Section 5.6, (y) the Company Board or Zhone Board, as applicable, reasonably determines in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of fiduciary duties under applicable Law and (z) prior to taking such actions, the Company Board shall have given Zhone, and the Zhone Board shall have given the Company, at least five business days notice of its intention to take such action and the opportunity during such period to submit a competing proposal (which shall be considered by the Company Board or Zhone Board, as applicable, in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor)) so that the Superior Proposal no longer constitutes a Superior Proposal.

(c) In addition to the obligations set forth in Section 5.6(a), the Company or Zhone, as applicable, shall as promptly as practicable (and in any event within 24 hours) advise the other of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company or Zhone, as applicable, shall, within 24 hours of the receipt thereof, promptly provide to the other copies of any written materials received in connection with any of the foregoing. The Company or Zhone, as applicable, shall keep the other fully informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep the other fully informed as to the material details of any information requested of or provided to it and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal, and shall provide to the other within 24 hours of receipt thereof all written materials received by it with respect thereto. The Company or Zhone, as applicable, shall promptly provide to the other any non-public information concerning it provided to any other person in connection with any Acquisition Proposal, which was not previously provided to the other party.

(d) Nothing contained in this Agreement shall be deemed to restrict the parties from complying with Rules 14d-9 or 14e-2 under the Exchange Act.

Section 5.7 Appropriate Action; Consents; Filings.

(a) The Company and Zhone shall use their commercially reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Zhone or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act, and (z) any other applicable Law; provided, that the Company and Zhone shall cooperate with each other in connection with the making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, however, that nothing in this Section 5.7(a) shall require the expenditure of money by Zhone or the Company to a third party in exchange for any such consent (other than nominal filing or processing fees). The Company and Zhone shall use commercially reasonable best efforts to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b) The Company and Zhone shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Zhone Disclosure Schedule, as applicable, or (C) required to prevent a Material Adverse Effect with respect to the Company or Zhone from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7(b), such party shall use all commercially reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Zhone, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.8 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this

Agreement not to be satisfied, or (B) the failure of the Company or Zhone, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.9 Public Announcements. The press release announcing the execution of this Agreement, if any, shall be issued only in such form as shall be mutually agreed upon by the Company and Zhone and each of the Company and Zhone shall consult with, and obtain the consent of, the other party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that a party may, without consulting with or obtaining the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or, in the case of the Company, by any listing agreement with a national securities exchange or automated quotation system to which it is a party, if such party has used commercially reasonable best efforts to consult with the other party and to obtain such other party’s consent, but has been unable to do so in a timely manner.

Section 5.10 NASDAQ SmallCap Market Listing. The Company shall promptly prepare and submit to the NASDAQ SmallCap Market and any other applicable exchange a listing application covering the shares of Company Common Stock to be issued in the Merger and shall use its commercially reasonable best efforts to cause such shares to be approved for listing on the NASDAQ SmallCap Market, including, without limitation, effecting a reverse stock split if necessary with respect to the then-outstanding shares of Company Common Stock, such that each share of Company Common Stock shall be converted into such lesser number of shares of Company Common Stock according to a ratio between (and including) 10 into 1 and 4 into 1 to be agreed by the parties (the “Reverse Stock Split”), subject to official notice of issuance, prior to the Effective Time; provided, however, that in connection with the Merger, the Company shall use commercially reasonable best efforts, including, without limitation, by effecting the Reverse Stock Split if necessary, to transfer the Company Common Stock for listing on the NASDAQ National Market (including, without limitation, through seeking eligibility through the continued listing requirements or by seeking a “phase-up” review by NASDAQ). Zhone shall furnish such information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions and the preparation of the listing application.

Section 5.11 Employee Benefit and Section 16 Matters

(a) Prior to the Effective Time, the Company shall adopt a severance plan, in form and substance reasonably acceptable to Zhone (the “Severance Plan”), covering:

(i) each of the individuals listed on Annex E hereto (collectively, the “Executives”) which will provide that if an Executive’s employment is terminated without cause by the Company or by the Executive due to a substantial reduction in salary or substantial diminishment of job responsibilities during the one year period following the Closing, he/she shall be entitled to only the following benefits as severance in exchange for executing a release of claims against the Company: (i) a lump sum severance payment equal to one year’s base salary; (ii) a prorated portion of any bonus payable for the year in which the termination occurs, provided that such amount shall not be less than the prorated portion of the greater of (A) the bonus earned by the Executive in the immediately prior year and (B) the target bonus payable for the year in which the termination occurs calculated on the basis that the Executive achieved all requisite objectives; (iii) continuation of health care benefits for one year under the Company’s health benefit plans as in effect from time to time at the same cost as an active employee of the Company, with such continuation being coincident with and not in addition to any coverage continuation required by applicable Law; (iv) the ability to continue vesting in any unvested Company stock options outstanding on the date hereof for a period of one year following termination; and (v) the ability to exercise any options once vested for a period of two years following termination;

(ii) each of the individuals listed on Annex F hereto (collectively, the “Senior Managers”) which will provide that if a Senior Manger’s employment is terminated without cause by the Company or by the Senior Manager due to a substantial reduction in salary or substantial diminishment in job responsibilities during the one year period following the Closing, he/she shall be entitled to only the following benefits as severance in exchange for executing a release of claims against the Company: (i) a lump sum severance payment equal to six month’s base salary; (ii) continuation of health care benefits for six months under the Company’s health benefit plans as in effect from time to time at the same cost as an active employee of the Company, with such continuation being coincident with and not in addition to any coverage continuation required by applicable Law; (iii) the ability to continue vesting in any unvested Company stock options outstanding on the date hereof for a period of six months following termination; and (iv) the ability to exercise any options once vested for a period of two years following such termination; and

(iii) each of the individuals listed on Annex G hereto (collectively, the “Management Employees”) which will provide that if a Management Employee’s employment is terminated without cause by the Company or by the Management Employee due to a substantial reduction in salary or a substantial diminishment in job responsibilities during the one year period following the Closing, he/she shall be entitled to only the following benefits as severance in exchange for executing a release of claims against the Company: (i) a lump sum severance payment equal to six month’s base salary; (ii) continuation of health care benefits for six months under the Company’s health benefit plans as in effect from time to time at the same cost as an active employee of the Company, with such continuation being coincident with and not in addition to any coverage continuation required by applicable Law; and (iii) the ability to exercise any Company stock options that are vested on the date of termination for a period of two years following such termination.

(b) All employees of the Company (other than the Executives, the Senior Managers and the Management Employees) shall only be entitled to severance to the extent required by applicable Law, or as pay in lieu of notice in the event that the provisions of the Worker Adjustment and Retraining Notification Act of 1988 or any other similar state or local Law apply; provided, however, if such employee is terminated without cause by the Company during the one year period following the Closing, the Company may offer, in exchange for obtaining a release by such employee of all claims against the Company, to extend the exercise period of such employee’s Company stock options that are vested on the date of termination for a period of two years following such termination.

(c) With respect to each Company Benefit Plan in which employees of Zhone and its Subsidiaries (“Zhone Employees”) participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with Zhone (or predecessor employers to the extent Zhone provides past service credit) shall be treated as service with the Company; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Zhone Benefit Plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Company Benefit Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Zhone Benefit Plan. Zhone Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Company Benefit Plan for the plan year in which the Effective Time occurs.

(d) Prior to the Effective Time, the Company Board and Zhone Board, or appropriate committees of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of Zhone who may become a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Company Common Stock or options or warrants to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(e) Following the Closing, the Company shall provide similarly situated employees of the Company who were employees of the Company as of the Effective Time and employees of the Company who were employees of Zhone prior to the Effective Time with substantially similar compensation and benefits in the aggregate.

(f) The parties hereto acknowledge and agree that all provisions contained in this Section 5.11 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or Zhone Benefit Plan or any beneficiary thereof or (ii) to continued employment with the Company or Zhone. After the Effective Time, nothing contained in this Section 5.11 shall interfere with the Company’s right to amend, modify or terminate any Company Benefit Plan or Zhone Benefit Plan or to terminate the employment of any employee of the Company or Zhone for any reason.

Section 5.12 Indemnification of Directors and Officers.

(a) Zhone and the Company agree that the indemnification obligations set forth in the Company Certificate and the Company By-laws shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any of its Subsidiaries or who served at the request of the Company or any of its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by applicable Law.

(b) For six years from the Effective Time, the Company shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Zhone) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $2,025,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.12, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c) In the event the Company (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.12.

(d) The obligations under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.12 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.12 applies shall be third party beneficiaries of this Section 5.12).

Section 5.13 Tax-Free Reorganization Treatment

(a) The Company and Zhone shall use their commercially reasonable best efforts, and shall cause their respective Subsidiaries to use their commercially reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor Zhone shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Company and Zhone shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The parties hereto shall cooperate and use their commercially reasonable best efforts in order for Zhone to obtain the opinion of Latham & Watkins LLP described in Section 6.3(e). In connection therewith, the Company (together with Merger Sub) and Zhone shall deliver to Latham & Watkins LLP representation letters, dated and executed as of the dates of such opinion, in substantially the form attached to this Agreement as Exhibit E and Exhibit F respectively.

Section 5.14 Letters of the Accountants

(a) Zhone shall use its commercially reasonable best efforts to cause to be delivered to the Company two letters from Zhone’s independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b) The Company shall use its commercially reasonable best efforts to cause to be delivered to Zhone two letters from the Company’s independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to Zhone, in form and substance reasonably satisfactory to Zhone and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 5.15 Affiliates. As soon as practicable after the date hereof, Zhone shall deliver to the Company a list identifying all persons who are expected to be, at the time of the Zhone Stockholders’ Meeting, “affiliates” of Zhone for purposes of Rule 145 under the Securities Act. Zhone shall use its commercially reasonable best efforts to cause each person who is identified on such list to execute and deliver to the Company a letter agreement as to such person’s prospective compliance with the restrictions imposed by Rule 145 under the Securities Act on the transfer of shares of Company Common Stock received by such person in the Merger.

Section 5.16 Officer’s Certificates

(a) Not later than five business days prior to (x) the mailing date of the Joint/Proxy Prospectus and (y) the anticipated Closing Date, the Company shall provide to

Zhone in writing its estimate (as of the Effective Time) of the number of Company Fully Diluted Shares. Immediately prior to the Effective Time, the Company shall provide to Zhone a certificate of the Chief Executive Officer of the Company setting forth the number of Company Fully Diluted Shares.

(b) Not later than five business days prior to (x) the mailing date of the Joint/Proxy Prospectus and (y) the anticipated Closing Date, Zhone shall provide to the Company in writing its estimate (as of the Effective Time) of the number of Zhone Fully Diluted Shares. Immediately prior to the Effective Time, Zhone shall provide to the Company a certificate of the Chief Executive Officer of Zhone setting forth the number of Zhone Fully Diluted Shares.

Article VI

Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Zhone or the Company, threatened by the SEC.

(b) Stockholder Approval. The Company Stockholder Approval and the Zhone Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(d) Consents and Approvals. All material consents, approvals and authorizations of any Governmental Entity required of Zhone, the Company or any of their Subsidiaries shall have been obtained. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.

(e) NASDAQ SmallCap Market Listing. The shares of Company Common Stock issuable to Zhone’s stockholders in the Merger shall have been approved for listing on the NASDAQ SmallCap Market (or as contemplated by Section 5.10, the NASDAQ National Market, if the Company Common Stock shall have been accepted for listing on such exchange), subject to official notice of issuance.

Section 6.2 Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Zhone contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Zhone to that effect.

(b) Agreements and Covenants. Zhone shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Zhone to that effect.

(c) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of the Company Disclosure Schedule or the Zhone Disclosure Schedule, as applicable, shall have been obtained.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Zhone.

(e) Conversion of Preferred Stock. All outstanding shares of Zhone Preferred Stock shall have been converted into Zhone Common Stock at a ratio of one share of Zhone Common Stock per share of Zhone Preferred Stock.

(f) Appraisal Rights. Zhone stockholders holding less than 10% of the outstanding shares of Zhone Common Stock (on an as-converted basis) shall have perfected appraisal rights under the DGCL (or, if applicable, Chapter 13 of the California Corporations Code).

Section 6.3 Additional Conditions to Obligations of Zhone. The obligation of Zhone to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect. Zhone shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b) Agreements and Covenants. The Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. Zhone shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of the Company Disclosure Schedule or the Zhone Disclosure Schedule, as applicable, shall have been obtained.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Opinion. Zhone shall have received the opinion of Latham & Watkins LLP, dated the date of the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Latham & Watkins LLP fails to deliver such opinion, then another nationally recognized outside legal counsel reasonably satisfactory to Zhone may deliver such opinion in satisfaction of this closing condition. In rendering such opinion, Latham & Watkins LLP shall receive and rely upon representations contained in letters of the Company and Zhone to be delivered as of the Effective Time substantially in the forms attached hereto as Exhibit E and Exhibit F, respectively.

Article VII

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of Zhone:

(a) By mutual written consent of Zhone and the Company, by action of their respective Boards of Directors;

(b) By either the Company or Zhone if the Merger shall not have been consummated prior to March 31, 2004 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party’s obligations set forth in Section 5.7) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c) By either the Company or Zhone if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7);

(d) By written notice of the Company or Zhone, as the case may be, if the Board of Directors of the other party shall have: (i) failed to make the Company Recommendation or the Zhone Recommendation, as the case may be, in accordance with Section 5.4 or withdrawn, or adversely modified or changed (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), the Company Recommendation or the Zhone Recommendation, as the case may be; (ii) approved or recommended, or resolved to approve or recommend, to its stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal; (iii) after an Acquisition Proposal has been made, failed to affirm the Company Recommendation or the Zhone Recommendation, as the case may be, within two business days of any request by the Company or Zhone to do so; or (iv) failed to recommend that its stockholders not tender their shares in any tender offer or exchange offer that is commenced (other than by a party hereto) that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock;

(e) By the Company if it receives a Superior Proposal and its Board of Directors reasonably determines in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable Law; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) unless it has first complied with its obligations under Section 5.6 (including, but not limited to, the obligation to inform Zhone of the terms and conditions of such Superior Proposal) and until (x) five business days have elapsed following delivery to Zhone of a written notice of such determination by its Board of Directors and during such five business day period the Company has given Zhone the opportunity to submit a competing proposal (which shall be considered by the Company Board in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor)) so that the Superior Proposal no longer constitutes a Superior Proposal, (y) at the end of such five business day period, the Superior Proposal continues to constitute a Superior Proposal, and the Company Board continues to reasonably determine in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable Law and (z) (A) prior to such termination, the Company shall have made the payment of the fee to Zhone required by Section 7.2(e)(i) by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

(f) By written notice of Zhone (if Zhone is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) cannot be cured prior to the Outside Date; provided that Zhone shall have given the Company written notice, delivered at least twenty (20) days prior to such termination, stating Zhone’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by Zhone of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) cannot be cured prior to the Outside Date; provided that the Company shall have given Zhone written notice, delivered at least twenty (20) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination; or

(h) By written notice of either Zhone or the Company if (i) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof), or (ii) the Zhone Stockholder Approval shall not have been obtained at the Zhone Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof).

Section 7.2 Effect of Termination.

(a) Limitation on Liability. In the event of termination of this Agreement by either Zhone or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Zhone or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 5.5, Section 5.9, this Section 7.2 and Article VIII and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Zhone Expenses. Zhone and the Company agree that if either party shall terminate this Agreement pursuant to Section 7.1(h)(i), then the Company shall pay Zhone an amount equal to the sum of Zhone’s Expenses up to an amount equal to $1,000,000 (the “Zhone Expense Reimbursement”).

(c) Company Expenses. Zhone and the Company agree that if either party shall terminate this Agreement pursuant to Section 7.1(h)(ii), then Zhone shall pay the Company an amount equal to the sum of the Company’s Expenses up to an amount equal to $1,000,000 (the “Company Expense Reimbursement”).

(d) Payment of Expenses. Payment of Expenses pursuant to Section 7.2(b) or Section 7.2(c) shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

(e) Company Termination Fee. The Company shall pay to Zhone a termination fee (the “Company Termination Fee”) of $3,000,000 as liquidated damages in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if the Company shall terminate this Agreement pursuant to Section 7.1(e); (ii) if Zhone shall terminate this Agreement pursuant to Section 7.1(d); (iii) if Zhone shall terminate this Agreement pursuant to Section 7.1(f); or (iv) if (A) either party shall terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(h)(i) and, at any time after the date of this Agreement and before the termination of this Agreement, an Acquisition Proposal with respect to the Company shall have been publicly made, proposed or communicated and not bona fide withdrawn and (B) within twelve months following the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into an agreement, understanding (including a letter of intent) with respect to any Acquisition Proposal which is subsequently consummated; provided, however, that in the event the Company Termination Fee is payable under clause (iv) above as a result of a termination under Section 7.1(h)(i), the amount of any Zhone Expense Reimbursement that has been paid shall be subtracted from the amount of the Company Termination Fee due and owing (such that the maximum amount payable by the Company in the event of a termination by either party pursuant to Section 7.1(h)(i) hereof shall be $3,000,000). Any Company Termination Fee payable under this provision shall be payable as liquidated damages to compensate Zhone for the damages Zhone will suffer if this Agreement is terminated in the circumstances set forth in this Section 7.2(e), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Company Termination Fee to be paid pursuant to this Section 7.2(e) represents liquidated damages and not a penalty.

(f) Zhone Termination Fee. Zhone shall pay to the Company a termination fee (the “Zhone Termination Fee”) of $3,000,000 as liquidated damages in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if the Company shall terminate this Agreement pursuant to Section 7.1(d); (ii) if the Company shall terminate this Agreement pursuant to Section 7.1(g); or (iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(h)(ii) and, at any time after the date of this Agreement and before the termination of this Agreement, an Acquisition Proposal with respect to Zhone shall have been publicly made, proposed or communicated and not bona fide withdrawn and (B) within twelve months following the termination of this Agreement, Zhone consummates any Acquisition Proposal or enters into an agreement, understanding (including a letter of intent) with respect to any Acquisition Proposal which is subsequently consummated; provided, however, that in the event the Zhone Termination Fee is payable under clause (iii) above as a result of a termination under Section 7.1(h)(ii), the amount of any Company Expense Reimbursement that has been paid shall be subtracted from the amount of the Zhone Termination Fee due and owing (such that the maximum amount payable by Zhone in the event of a termination by either party pursuant to Section 7.1(h)(ii) hereof shall be $3,000,000). Any Zhone Termination Fee payable under this provision shall be payable as liquidated damages to compensate the Company for the damages the Company will suffer if this Agreement is terminated in the circumstances set forth in this Section 7.2(f), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Zhone Termination Fee to be paid pursuant to this Section 7.2(f) represents liquidated damages and not a penalty.

(g) All Payments. The Company Termination Fee required to be paid pursuant to Section 7.2(e)(i) shall be paid prior to, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to Section 7.1(e). Any payment required to be made pursuant to Section 7.2(e)(ii), 7.2(e)(iii), 7.2(f)(i) or 7.2(f)(ii) shall be made not later than two business days after the date of termination. Any payment required to be made pursuant to Section 7.2(e)(iv) or 7.2(f)(iii) shall be made not later than two business days after the consummation of an Acquisition Proposal. In no event shall more than one Company Termination Fee or Zhone Termination Fee be made. In no event shall the Company be required to pay the Company Termination Fee nor shall Zhone be required to pay the Zhone Termination Fee if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such fee was in material breach of its obligations under this Agreement. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. The Company and Zhone acknowledge that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Zhone would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment, the Company or Zhone, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.2, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 7.3 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Zhone and the Company; provided, that after any such approval, no amendment shall be made that by law requires further approval by the Company’s or Zhone’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of either party, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or, in the case of the Company, in accordance with the rules of the NASDAQ SmallCap Market, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5 Fees and Expenses. Subject to Section 7.2(a), Section 7.2(b) and Section 7.2(c) hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same (including, but not limited to, fees and expenses of counsel, accountants, investment bankers and other advisors); provided, however, that each of Zhone and the Company shall pay one-half of the expenses related to (i) printing, filing and mailing the Registration Statement and the Joint Proxy/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy/Prospectus and (ii) the preparation and delivery of any tax opinion required to be filed with the Proxy Statement, Registration Statement or Joint Proxy/Prospectus and the tax opinion and the accompanying representation letters contemplated by Section 6.3(e) hereof.

Article VIII

General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Zhone, addressed to it at:

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

Attention: Mory Ejabat

Fax: 510-777-7001

with a copy to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 300

San Diego, California 92130

Attention: Scott N. Wolfe, Esq.

Fax: 858-523-5450

If to the Company or Merger Sub, addressed to it at:

Tellium, Inc.

2 Crescent Place

Oceanport, New Jersey 07757

Attention: Harry J. Carr

Fax: 732-923-9805

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson

1001 Pennsylvania Avenue, N.W., Suite 800

Washington, D.C. 20004

Attention: Richard A Steinwurtzel, Esq.

Fax: 202-639-7003

Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means, with respect to Zhone or the Company, any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving such party, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of such party representing 20% or more of the consolidated assets of such party and its Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of such party, (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of such party or (E) any combination of the foregoing (other than the Merger).

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Company Total Fully Diluted Shares” means, as of immediately prior to the consummation of the Merger, the sum of (i) the number of shares of Company Common Stock outstanding (whether or not subject to any restrictions or right of repurchase in favor of the Company), (ii) the number of shares of Company Common Stock into which any outstanding convertible or exchangeable securities may be converted or exchanged (whether or not then convertible or exchangeable, and regardless of the conversion, exchange or exercise price) and (iii) the number of shares of Company Common Stock issuable upon exercise of all outstanding Company Options (whether or not then exercisable, and regardless of the exercise price), but excluding for purposes of this calculation any shares of capital stock held in the treasury of the Company.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than the Company or Zhone that together with the Company or Zhone, as applicable, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the number obtained by dividing (x) the number of Zhone Allocable Shares by (y) the number of Zhone Total Fully Diluted Shares.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer having primary responsibility for such matter after reasonably inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Material Adverse Effect” means, when used in connection with Zhone or the Company, any change, effect or circumstance that: (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (A) economic conditions generally in the United States or foreign economies in any locations where such party has material operations or sales; (B) conditions generally affecting the industries in which such party participates; (C) the announcement or pendency of the Merger; (D) any failure, in and of itself, by such party to meet or exceed internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (it being understood that the facts of occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); (E) legislative or regulatory changes in the industries in which such party participates following the announcement of the transactions contemplated by this Agreement; (F) any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency; (G) any change, in and of itself, in the price of shares of Company Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change in price may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); or (H) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement; provided, with respect to clauses (A), (B), (E) and (F) the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; or (ii) prevents Zhone or the Company, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” shall mean, with respect to the Company or Zhone, a bona fide written offer which is not solicited after the date hereof in violation of this Agreement made by any person other than either such party that (A) concerns an Acquisition Proposal (except that references in the definition of Acquisition Proposal to “20%” shall be “50%”), (B) is on terms which such party’s Board of Directors in good faith concludes (following consultation with its financial advisors and nationally recognized outside legal counsel) are more favorable to such party’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto), and (C) is, in the good faith judgment of such party, reasonably likely to be financed and completed, taking into account the various legal, financial and regulatory aspects of the proposal.

“Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.

“Tax Returns” means any report, return (including information return), claim for refund, or declarations or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Zhone Allocable Shares” means the number obtained by multiplying (x) 1.5 by (y) the number of Company Total Fully Diluted Shares.

“Zhone Total Fully Diluted Shares” means, as of immediately prior to the consummation of the Merger, the sum of (i) the number of shares of Zhone Common Stock outstanding, including the shares of Zhone Common Stock issuable upon conversion of the Zhone Preferred Stock as contemplated by Section 6.2(e) hereof (whether or not subject to any restrictions or right of repurchase in favor of Zhone), (ii) the number of shares of Zhone Common Stock and Zhone Preferred Stock into which any outstanding convertible or exchangeable securities may be converted or exchanged (whether or not then convertible or exchangeable, and regardless of the conversion, exchange or exercise price, but excluding shares of Zhone Preferred Stock which have been included in clause (i) above on a converted to common basis), (iii) the number of shares of Zhone Common Stock issuable upon exercise of all outstanding Zhone Options other than the Permitted Options (whether or not then exercisable, and regardless of the exercise price) and (iv) the number of shares of Zhone Common Stock issuable upon exercise of the Zhone Options permitted to be issued pursuant to Section 5.2(b)(A)(y) hereof (regardless of whether or not actually issued) (the “Permitted Options”) less any Permitted Options which have been issued and, prior to the consummation of the Merger, have been exercised (and included in clause (i) above) or have expired, lapsed or otherwise terminated, but excluding for purposes of this calculation any shares of capital stock held in the treasury of Zhone.

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Section
Agreement	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Benefit Plan	Section 3.10(a)
Company Board	Section 3.4(b)

Defined Terms	Section
Company Board Approval	Section 3.4(b)
Company By-laws	Section 3.2
Company Certificate	Section 3.2
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Expense Reimbursement	Section 7.2(c)
Company Financial Advisor	Section 3.19
Company Form 10-K	Section 3.2
Company Material Contract	Section 3.13
Company Material Intellectual Property	Section 3.16
Company Options	Section 3.3(a)
Company Permits	Section 3.6
Company Preferred Stock	Section 3.3(a)
Company Recommendation	Section 5.4(a)
Company SEC Filings	Section 3.7(a)
Company Stock Plans	Section 3.3(b)
Company Stockholder Approval	Section 3.20
Company Stockholders’ Meeting	Section 5.4(a)
Company Termination Fee	Section 7.2(e)
Company Voting Agreement	Recitals
Confidentiality Agreement	Section 5.5
D&O Insurance	Section 5.12(b)
DGCL	Recitals
Effective Time	Section 1.2
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exclusivity Agreement	Section 8.7
Executives	Section 5.11(a)(i)
Joint Proxy/Prospectus	Section 5.3(a)
Management Employees	Section 5.11(a)(iii)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	Section 3.10(c)
Name Change	Section 1.6
Outside Date	Section 7.1(b)
Proxy Statement	Section 5.3(a)
Registration Statement	Section 5.3(a)
Representatives	Section 5.5
Reverse Stock Split	Section 5.10
Sarbanes-Oxley Act	Section 3.7(d)
Section 16	Section 5.11(d)
Secured Note Agreement	Section 5.2(b)
Senior Managers	Section 5.11(a)(ii)
Severance Plan	Section 5.11(a)
Surviving Corporation	Section 1.1

Defined Terms	Section
Zhone	Preamble
Zhone Benefit Plan	Section 4.10(a)
Zhone Board	Section 4.4(b)
Zhone Board Approval	Section 4.4(b)
Zhone By-laws	Section 4.2
Zhone Benefit Plans	Section 4.10
Zhone Certificate	Section 4.2
Zhone Common Stock	Section 2.1(a)(i)
Zhone Converted Warrant	Section 2.5(a)
Zhone Disclosure Schedule	Article IV
Zhone Expense Reimbursement	Section 7.2(b)
Zhone Employees	Section 5.11(c)
Zhone Financial Advisor	Section 4.19
Zhone Form 10	Section 4.2
Zhone Material Contract	Section 4.13
Zhone Material Intellectual Property	Section 4.16
Zhone Options	Section 2.4
Zhone Permits	Section 4.6
Zhone Preferred Converted Warrant	Section 2.5(b)
Zhone Preferred Stock	Section 2.1(a)(ii)
Zhone Preferred Warrant	Section 2.5(b)
Zhone Recommendation	Section 5.4(b)
Zhone SEC Filings	Section 4.7(a)
Zhone Stock Option Plans	Section 2.4
Zhone Stockholder Approval	Section 4.20
Zhone Stockholders’ Meeting	Section 5.4(b)
Zhone Termination Fee	Section 7.2(f)
Zhone Unaudited Financial Statements	Section 4.7(c)
Zhone Voting Agreement	Recitals
Zhone Warrant	Section 2.5(a)

Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Zhone Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof (including (i) that certain letter agreement between the parties regarding “exclusivity” dated July 8, 2003 (the “Exclusivity Agreement”) (provided, that nothing herein shall relieve any party hereto of any liability for a breach of the Exclusivity Agreement) and (ii) that certain Confidential Disclosure Agreement dated June 16, 2003 between the parties), and except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.12, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

Section 8.12 Disclosure. The provision of monetary or other quantitative thresholds for disclosure by any party (whether in that party’s disclosure schedule or otherwise) does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the Company, Merger Sub and Zhone have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TELLIUM, INC.

By:	/s/ Harry J. Carr
a duly authorized signatory

ZEBRA ACQUISITION CORP.

By:	/s/ Harry J. Carr
a duly authorized signatory

ZHONE TECHNOLOGIES, INC.

By:	/s/ Mory Ejabat
a duly authorized signatory

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